For Immediate Release

FERRO PLANS CLOSURE OF NIAGARA FALLS PLANT IN 2007

NIAGARA FALLS, NY — November 13, 2006 — Ferro Corporation (NYSE: FOE) announced today that it plans to close its Niagara Falls, New York, facility by the end of 2007.

Approximately 150 employees are located at the facility, which supplies a range of dielectric and industrial ceramic products for the electronic materials and other marketplaces. The activities currently performed at Niagara Falls will be gradually transferred to other Ferro facilities.

“The Niagara Falls facility has been impacted by changes in its markets,” said Barry Russell, Vice President of Ferro Electronic Material Systems. “Demand for the types of products produced at the Niagara Falls facility has diminished greatly over the last several years. The remaining volume of business is insufficient to support the current manufacturing capacity and this is not expected to change in the future.

“Ferro regrets the impact that this difficult, but necessary, business decision will have on our employees. However, the proposed closure will allow us to remain competitive and at the same time retain the flexibility needed to support future business growth.”

Ferro also maintains a production facility in Penn Yan, New York. That site employs about 207 and also produces materials for the electronic materials market. Ferro anticipates that the transfer of a portion of the work currently being in Niagara Falls will add approximately 25 jobs at the Penn Yan facility, while other work transfer is expected to add about 16 jobs at Ferro’s site in Uden, The Netherlands

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,800 employees globally and reported 2005 sales of $1.9 billion.

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Ferro Plans Closure of Niagra Falls Plant in 2007, Page 2 of 3, Nov. 13, 2006

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The Company depends on reliable sources of raw materials and other supplies at a reasonable cost, but availability to such materials and supplies could be interrupted and/or the prices charged for them could escalate and adversely affect the Company’s sales and profitability.

•	The markets in which the Company participates are highly competitive and subject to intense price competition, which could adversely affect the Company’s sales and earnings performance.

•	The Company is striving to improve operating margins through price increases, productivity gains and improved purchasing techniques, but it may not be successful in achieving the desired improvements.

•	The Company’s products are sold into industries that are heavily influenced by consumer spending or otherwise have proven to be unpredictable and cyclical.

•	The Company’s operations are global in scope, which exposes the Company to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	The Company has a growing presence in the Asia/Pacific region where it can be difficult for an American company, such as Ferro, to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect sales of the Company’s products.

•	The Company’s operations are subject to stringent environmental, health and safety regulations and compliance with those regulations could require the Company to make significant investments.

•	The Company depends on external financial resources and any interruption in access to capital markets or borrowings could adversely affect the Company’s financial condition.

•	Interest rates portions of the Company’s external borrowings are variable and the Company’s borrowing costs could be affected adversely by interest rate increases.

•	Many of the Company’s assets are encumbered by liens that have been granted to lenders and those liens affect the Company’s flexibility in making timely dispositions of property and businesses.

Ferro Plans Closure of Niagra Falls Plant in 2007, Page 3 of 3, Nov. 13, 2006

•	The Company is subject to a number of restrictive covenants in its credit facilities and those covenants could affect the Company’s flexibility in making investments and acquisitions.

•	The Company has deferred tax assets and its ability to utilize those assets will depend on the Company’s future performance.

•	The Company is a defendant in several lawsuits that could have, if unsuccessfully resolved, an adverse effect on the Company’s financial condition and/or financial performance.

•	The Company’s businesses depend on a continuous stream of new products and failure to introduce new products could affect the Company’s sales and profitability.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of the Company’s annual expenses, and the funding of these costs could adversely affect the Company’s financial condition.

•	The Company is exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com